Exhibit 21

Avista Corporation

SUBSIDIARIES OF REGISTRANT

Subsidiary	State or Country of Incorporation
Avista Capital, Inc.	Washington

Avista Advantage, Inc.	Washington

Avista Development, Inc.	Washington

Avista Energy, Inc.	Washington

Avista Energy Canada LTD	Canada

CoPac Management, Inc.	Canada

Avista Power, LLC	Washington

Avista Rathdrum, LLC	Washington

Rathdrum Power, LLC	Idaho

Avista Ventures, Inc.	Washington

Pentzer Corporation	Washington

Bay Area Manufacturing, Inc.	Washington

Advanced Manufacturing and Development, Inc.	California

Avista Receivables Corporation	Washington

Avista Capital II	Delaware

AVA Capital Trust III	Delaware

Spokane Energy, LLC	Delaware